UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2019

TSR, Inc.

(Exact name of registrant as specified in charter)

Delaware	0-8656	13-2635899
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Oser Avenue, Suite 150, Hauppauge, NY	11788
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 231-0333

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	TSRI	NASDAQ Capital Market
Preferred Share Purchase Rights[1]	--	--

[1]	Registered pursuant to Section 12(b) of the Act pursuant to a Form 8-A filed by the registrant on March 15, 2019. Until the Distribution Date (as defined in the registrant’s Rights Agreement dated as of August 29, 2018), the Preferred Share Purchase Rights will be transferred with and only with the shares of the registrant’s Common Stock to which the Preferred Share Purchase Rights are attached.

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On May 24, 2019, TSR, Inc. (the “Company”) and John G. Sharkey, Vice President-Finance, Controller and Secretary of the Company, entered into an Amended and Restated Employment Agreement, which will become effective on June 1, 2019 (the “Amended and Restated Employment Agreement”). The Amended and Restated Employment Agreement amends and restates, and replaces in its entirety, the Employment Agreement between the Company and Mr. Sharkey that was effective as of June 1, 2015 and subsequently amended by Letter Amendment on November 16, 2018 (as so amended, the “Current Employment Agreement”). The Company’s Board of Directors (the “Board”) unanimously approved the Amended and Restated Employment Agreement upon the recommendation of the Compensation Committee of the Board (the “Compensation Committee”).

Under the Current Employment Agreement, as a result of the occurrence of a “Change in Control,” as defined in the Current Employment Agreement, on August 21, 2018 (the “August 21, 2018 Change in Control”), Mr. Sharkey had the right to provide written notice to the Company of the termination of his employment under the Current Employment Agreement in connection with the August 21, 2018 Change in Control, in which case he would have been entitled to receive certain benefits provided for by the Current Employment Agreement (the “Change in Control Benefits”), as described in the Form 8-K filed by the Company on November 16, 2018. The Current Employment Agreement provided that Mr. Sharkey had to give any such written notice to the Company by or before May 28, 2019. Mr. Sharkey has informed the Board that he will not be terminating his employment with the Company, and, accordingly, will not be entitled to receive the Change in Control Benefits.

The Amended and Restated Employment Agreement provides that Mr. Sharkey will, as of June 1, 2019, be promoted to, and hold the offices of, Senior Vice President and Chief Financial Officer, and provides for an initial term of one (1) year, from June 1, 2019 through May 31, 2020, which automatically renews for successive renewal terms of one (1) year each unless either party gives notice of non-renewal to the other party at least thirty (30) days prior to the expiration of the initial term or the then-current renewal term.

The Amended and Restated Employment Agreement provides for annualized base salary in the amount of $285,000 for the period from June 1, 2019 through December 31, 2019. Beginning January 1, 2020, the annualized base salary increases to the amount of $310,000. Thereafter, the Compensation Committee will review Mr. Sharkey’s base salary on an annual basis and the Board may increase his base salary, in its sole discretion.

In addition to base salary, the Amended and Restated Employment Agreement provides that Mr. Sharkey will be eligible to receive an annual cash bonus for each fiscal year in an amount determined by the Compensation Committee in its sole discretion and subject to the approval of the Board, which may be based upon standards that the Compensation Committee establishes with Mr. Sharkey, subject to the Board’s approval. The target amount of the annual bonus will not be less than $85,000, provided that the actual amount of the annual bonus may be higher or lower than the target amount. The Amended and Restated Employment Agreement further provides that the Company will pay Mr. Sharkey an annual bonus in the amount of $75,000 for the fiscal year ending May 31, 2019, which is the annual bonus that is to be paid to Mr. Sharkey under the terms of the Current Employment Agreement for the fiscal year ending May 31, 2019 and which the Company will pay in a lump sum no later than June 30, 2019.

The Amended and Restated Employment Agreement provides that Mr. Sharkey will (a) be entitled to continue to participate in any pension, profit-sharing, retirement, hospitalization, insurance, medical services or other employee benefit plan generally available to the Company’s executives that may be in effect from time to time during his employment, and to the extent he is eligible to participate in any such plans under the terms and conditions thereof, (b) continue to be entitled to a leased car comparable to the car which he is currently provided, and (c) continue to be entitled to four (4) weeks of paid vacation per year.

In the event that either (a) the Company terminates Mr. Sharkey’s employment without “Cause,” (b) Mr. Sharkey terminates his employment for “Good Reason” or (c) Mr. Sharkey’s employment terminates upon the expiration of the term as a result of the Company providing a notice of non-renewal of the then-current term of the Amended and Restated Employment, then Mr. Sharkey will be entitled to receive the following: (i) a severance payment equal to the sum of (x) 1.5 times Mr. Sharkey’s annual base salary at the rate in effect on the date of termination, (y) 1.5 times Mr. Sharkey’s annual bonus based on the bonus awarded to him for the fiscal year prior to the fiscal year in which the date of termination occurred, and (z) in the case of a termination by the Company without “Cause” or a termination by Mr. Sharkey for “Good Reason,” the base salary that Mr. Sharkey would have received if he had remained employed from the date of termination through the last day of the initial term or then-current renewal term, which severance payment will be payable in a single lump sum on the Company’s first regular pay date following the date on which the General Release (as defined and described below) becomes effective; (ii) payment of the full bonus for the fiscal year in which the date of termination occurs (the “Termination Year Bonus”), which Termination Year Bonus will be based on the bonus awarded to Mr. Sharkey for the fiscal year prior to the fiscal year in which the date of termination occurred and will be payable within thirty (30) days following the date of termination; (iii) continued medical and dental insurance benefits for Mr. Sharkey and his family that are at least comparable to the benefits generally offered to all eligible Company employees until the earlier of (x) the two (2) year anniversary of Mr. Sharkey’s employment termination date, and (y) the date that Mr. Sharkey is eligible for comparable coverage under the group health insurance plans of another employer; and (iv) for two (2) years following the date of termination, the Company will reimburse Mr. Sharkey for the monthly cost of his car lease, subject to certain parameters described in the Amended and Restated Employment Agreement. In addition to the foregoing benefits, the Company will also pay Mr. Sharkey the Accrued Obligations (as defined and described below). With the exception of the Accrued Obligations and the Termination Year Bonus, the Company’s obligation to pay the foregoing benefits is subject to Mr. Sharkey’s execution and non-revocation of a general release of claims against the Company, the form of which is annexed to the Amended and Restated Employment Agreement (the “General Release”), and his continued compliance with all post-termination covenants.

In the event that either (a) the Company terminates Mr. Sharkey’s employment for “Cause,” (b) Mr. Sharkey terminates his employment without “Good Reason” or (c) Mr. Sharkey’s employment terminates due to his death, disability or the expiration of the then-current term of the Amended and Restated Employment Agreement as a result of Mr. Sharkey providing a notice of non-renewal, then the Company’s sole obligations to Mr. Sharkey shall be: (i) the payment of Mr. Sharkey’s accrued but unpaid base salary and business expenses incurred by Mr. Sharkey that had not yet been reimbursed (collectively, the “Accrued Obligations”); (ii) in the case of a termination by Mr. Sharkey without “Good Reason” or a termination due to Mr. Sharkey’s death or disability, a pro-rated bonus for the fiscal year in which the date of termination occurs (calculated based on the bonus awarded for the prior fiscal year and pro-rated based upon the number of days that Mr. Sharkey was employed in the fiscal year in which the date of termination occurs) (the “Pro-Rata Bonus”); and (iii) in the case of the expiration of the then-current term of the Amended and Restated Employment Agreement as a result of Mr. Sharkey providing a notice of non-renewal, his Termination Year Bonus (calculated based on the bonus awarded for the prior fiscal year). The Company will pay the Accrued Obligations, the Pro-Rata Bonus and the Termination Year Bonus in a single lump sum within thirty (30) days following the date of termination.

The Amended and Restated Employment Agreement defines “Cause” as (a) conviction of, or pleading of guilty or nolo contendere to, a felony; (b) engaging in willful misconduct that is materially injurious to the Company; (c) commission of an act of fraud against the Company; or (d) material breach of the Amended and Restated Employment Agreement that is not cured within thirty (30) days after written notice of such material breach.

The Amended and Restated Employment Agreement defines “Good Reason” as (a) material diminution in Mr. Sharkey’s base salary; (b) relocation by the Company of Mr. Sharkey’s principal place of business for the performance of his duties to a location that is either (i) more than twenty-five (25) miles from Mr. Sharkey’s current principal office location or (ii) outside of Suffolk or Nassau Counties in the State of New York; (c) Mr. Sharkey is removed from the position of Chief Financial Officer (other than temporarily while physically or mentally incapacitated or as required by applicable law); (d) material diminution in Mr. Sharkey’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); (e) requiring Mr. Sharkey to report directly to an individual other than the Company’s Chief Executive Officer, provided that requiring Mr. Sharkey to report to the Board (or a member of the Board) shall not constitute “Good Reason”; or (f) the Company’s material breach of the Company’s obligations under the Amended and Restated Employment Agreement. Notwithstanding the foregoing, “Good Reason” shall not be deemed to exist unless (A) Mr. Sharkey gives written notice to the Company specifying in reasonable detail the Company’s acts or omissions that he alleges constitute “Good Reason” within ninety (90) days after the first occurrence of such circumstances and the Company shall have failed to cure any such act or omission within thirty (30) days, and (B) Mr. Sharkey actually terminates his employment within thirty (30) days following the expiration of the Company’s cure period.

The Amended and Restated Employment Agreement incorporates the terms and provisions of a Maintenance of Confidence and Non-Compete Agreement between the Company and Mr. Sharkey dated as of May 24, 2019. The Maintenance of Confidence and Non-Compete Agreement sets forth Mr. Sharkey’s covenants against the disclosure of confidential information, covenants against the solicitation of customers, employees and independent contractors and a covenant against competition (all in accordance with the terms set forth therein) and supersedes any prior agreements entered into by Mr. Sharkey pertaining to such covenants.

A copy of the Amended and Restated Employment Agreement is filed herewith as Exhibit 10.1. A copy of the Maintenance of Confidence and Non-Compete Agreement is filed herewith as Exhibit 10.2.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 24, 2019, the Company and John G. Sharkey, Vice President-Finance, Controller and Secretary of the Company, entered into the Amended and Restated Employment Agreement, which will become effective on June 1, 2019. The Amended and Restated Employment Agreement is described under Item 1.01 above.

In addition, in connection with the Board’s approval of the Amended and Restated Employment Agreement, the Board appointed Mr. Sharkey to the offices of Senior Vice President and Chief Financial Officer, effective June 1, 2019, to serve in such offices until his successor is appointed.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Amended and Restated Employment Agreement, dated May 24, 2019 and effective as of June 1, 2019, between TSR, Inc. and John G. Sharkey

10.2	Maintenance of Confidence and Non-Compete Agreement, dated May 24, 2019 and effective June 1, 2019, between TSR, Inc. and John G. Sharkey

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TSR, INC.
(Registrant)

Date: May 24, 2019	By:	/s/ Christopher Hughes
Christopher Hughes
Chairman of the Board, Chief Executive Officer,
President and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement, dated May 24, 2019 and effective as of June 1, 2019, between TSR, Inc. and John G. Sharkey
10.2	Maintenance of Confidence and Non-Compete Agreement, dated May 24, 2019 and effective June 1, 2019, between TSR, Inc. and John G. Sharkey

6